Exhibit 99.2

December 18, 2009

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Amendment of Tender Offer for Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced that it has amended its previously announced cash tender offer for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”). The tender offer has been amended such that the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, will be $243,639,925 (the “Maximum Payment Amount”).

The Company has also extended the time and date at which the tender offer will expire from 5:00 p.m., New York City time, on December 30, 2009 to 11:59 p.m., New York City time, on January 4, 2010, unless further extended (such date and time, as the same may be extended, the “Expiration Date”). Holders that have previously tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment to the tender offer to receive the Total Tender Offer Consideration.

The Total Tender Offer Consideration, the Late Tender Offer Consideration, the Early Tender Premium and the Acceptance Priority Levels (each, as defined in the Offer to Purchase dated November 30, 2009) will remain the same and have not been amended. The Early Tender Date and the Withdrawal Deadline remain the same and occurred at 5:00 p.m., New York City time, on December 15, 2009.

On December 16, 2009, the Company announced preliminary results of its tender offer. Validly tendered Notes may no longer be withdrawn pursuant to the terms of the tender offer. Because the amount of cash the Company would be required to use to repurchase the First Priority Notes that have been validly tendered and not validly withdrawn will exceed the Maximum Payment Amount, the amount of First Priority Notes accepted for purchase in the tender offer will be subject to proration. The Company will determine the final proration factor as soon as practicable after the Expiration Date and will publicly announce the results of proration.

In addition to the applicable Tender Offer Consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest to, but excluding, the date on which the tender offer is settled, which is now expected to be January 5, 2010.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal and the Company’s press release relating to the tender offer issued on December 10, 2009. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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